EXHIBIT 99.1

5673 Airport Road Roanoke, VA 24012 Phone (540) 362-4911 Fax (540) 561-1448

CONTACT:	Sheila Stuewe
Sstuewe@AdvanceAutoParts.com
(540) 561-3281

ADVANCE AUTO PARTS REPORTS RECORD FOURTH QUARTER AND FISCAL 2003 RESULTS
Best Quarterly and Year-End Results in Company History;
Fourth Quarter Same Store Sales Gain of 7%;
Fourth Quarter Earnings Exceed Company Guidance

Roanoke, Virginia, February 18, 2004 — Advance Auto Parts, Inc. (NYSE: AAP), a leading retailer of automotive parts, today announced record revenue and earnings for its fourth quarter and fiscal year ended January 3, 2004. Fiscal 2003 included 53 weeks of operations compared to 52 weeks in 2002, with the additional week falling in the fourth quarter of 2003.

Fourth Quarter 2003

Sales increased 19.2% in the fourth quarter to $821.3 million from $689.2 million. Excluding $63.0 million in sales from the extra week, sales increased 10.0%. Same store sales grew 7.0% in the fourth quarter versus 3.1% in the same quarter last year. The stores acquired as part of the Discount Auto Parts acquisition, which are included in the comparable store base, produced a comparable store sales increase of 7.5% during the fourth quarter compared to 3.3% last year. Fourth quarter same store sales are based on the equivalent 13-week period in both 2002 and 2003.

During the fourth quarter, gross margin increased 49 basis points to 45.6% versus 45.1% in the same quarter of last year, reflecting the positive impact of category management initiatives and improved efficiencies in the logistics network. On a GAAP basis, fourth quarter operating margins improved 243 basis points to 7.2% compared to 4.8% last year. Comparable operating margins rose 131 basis points to 7.4% compared to 6.1% in the same quarter last year. Comparable results exclude the expenses associated with the Discount Auto Parts' integration.

On a GAAP basis, net earnings increased by 262.8% to $31.3 million for the fourth quarter of 2003. GAAP earnings per diluted share were $0.41, compared to $0.12 last year. The 2003 fourth quarter GAAP earnings included expenses of $0.01 per diluted share associated with the Discount Auto Parts' integration and a $0.03 loss per diluted share from discontinued operations related to the Western Auto wholesale business.

Comparable earnings from continuing operations rose 121.7% to $34.3 million, representing a comparable earnings per diluted share gain of 114.3%, to $0.45 in the 2003 fourth quarter versus $0.21 in the same quarter of the previous year. Including the impact of discontinued operations, comparable earnings per diluted share rose 90.9% to $0.42, $0.02 over the top end of the Company’s guidance range. The 2003 fourth quarter earnings included an estimated $0.07 per diluted share for the 53rd week.

Comparable results are non-GAAP measures because they exclude the expenses associated with the Discount Auto Parts' integration and the early redemption of notes and debentures, as reconciled on the accompanying financial tables. The Company uses these non-GAAP measures as an indication of its earnings from its core operations and believes it is important to the Company’s stockholders due to the nature and significance of the excluded expenses.

Larry Castellani, Chairman and Chief Executive Officer, noted, “In the fourth quarter, our team generated the strongest same store sales growth of the year, as we built momentum from our operating initiatives; including refining our category management process, launching a nationwide brand-building advertising program, and enhancing our in-store systems. The same store sales increase came from a rise in both customer count and higher average transactions. We also produced strong gains in both our gross and operating margins.”

Other highlights for the 2003 fourth quarter included:

•	The Company opened 46 new stores during the quarter.
•	Both do-it-yourself (DIY) and commercial sales were strong. DIY comparable store sales rose 5.4% compared to 2.7% last year and commercial comparable store sales climbed 15.4% compared to 5.3% last year.
•	On a GAAP basis, selling, general and administrative (SG&A) expenses declined to 38.3% versus last year’s 40.3% of net sales. The majority of the decline came from a year-over-year reduction in integration expenses associated with the Discount Auto Parts' acquisition.
•	Comparable SG&A expenses declined 82 basis points to 38.1% of net sales. The drop in SG&A expenses as a percent to sales was due to our strong comparable store sales gain and the impact of the 53rd week. The Company estimates that excluding the 53rd week, SG&A declined approximately 25 basis points.

Fiscal 2003

Sales increased 9.0% to $3.5 billion, including the effect of the 53rd week. Excluding the impact of the extra week, sales rose 7.1% in 2003. Same store sales rose 3.1% for the year compared to 5.5% last year. The same store sales calculation for the year is based on a 53-week year in 2003 compared to the equivalent 53-weeks last year.

For 2003, gross profit margin improved 116 basis points to 45.9% from 44.8% last year. On a GAAP basis, operating profit margins increased 212 basis points to 8.3% compared to 6.1% last year. For the year, comparable operating profit margins improved 131 basis points to 8.5% from 7.2% in 2002. As noted earlier, comparable results exclude the expenses associated with the Discount Auto Parts integration and the early redemption of notes and debentures.

On a GAAP basis, net earnings for 2003 increased to $124.9 million, up 92.2%. GAAP earnings per diluted share increased 85.6% to $1.67 compared to $0.90 in 2002. Earnings per diluted share for 2003 included expenses of $0.39 per diluted share resulting from the early redemption of outstanding notes and debentures, $0.08 per diluted share in integration expenses, and a $0.01 loss per diluted share on discontinued operations.

The Company discontinued the operations of its Western Auto wholesale business in December 2003. The wholesale business’s results of operations for fiscal 2003, 2002 and 2001, which were historically reported as part of the Wholesale Segment, will be reflected as discontinued operations in the 2003 annual reports. The wholesale business incurred a loss of $0.4 million, income of $2.9 million and income of $2.4 million, all net of tax, for the fiscal years ended 2003, 2002 and 2001, respectively. The 2001 financial statements were audited by the Company’s former auditors who have subsequently ceased operations. As a result, the current independent auditors are in the process of completing the audit procedures required to incorporate 2001 in their report for the Form 10-K to be filed on March 18, 2004.

Comparable earnings from continuing operations for the year were $160.5 million, an increase of 70.3%. Comparable earnings per diluted share from continuing operations rose 65.4% to $2.15 versus $1.30 in 2002. The 2003 earnings included an estimated $0.07 per diluted share for the 53rd week.

Other highlights for 2003 included:

•	The Company opened 125 new stores, bringing the year-end store count to 2,539.
•	The Company generated $270.4 million in free cash flow in 2003. Free cash flow is calculated as cash provided by operating activities reduced by cash used in investing activities. The free cash flow results do not include the cash expense of $36.9 million associated with the early redemption of the Company’s high interest bearing notes and debentures in the first quarter of 2003. Including these expenses, the Company generated $233.6 million in adjusted free cash flow. The Company uses free cash flow as a measure of its liquidity and believes it is a useful indicator to shareholders of its ability to implement its growth strategies and service its debt.
•	The Company repaid $291 million of debt in 2003, resulting in a 41.3% year-end debt-to-capitalization ratio.
•	Return on invested capital increased to 15.0% from 13.4% in the prior year.

Guidance

The Company has issued guidance for its 2004 first and second quarter earnings per diluted share from continuing operations in the range of $0.62 to $0.65 compared to last year’s $0.48 for the first quarter and $0.68 to $0.72 compared to last year’s $0.60 for the second quarter. The Company is reiterating its guidance for earnings per diluted share of $2.50 to $2.55 for the 2004 year. The Company also announced that it expects to generate free cash flow of $180 million in 2004.

Castellani added, “Increasing our sales productivity is the centerpiece of our 2004 initiatives. We will continue to grow our sales per store by refining our category management initiatives, adding functionality to our proprietary point of sale and electronic catalog system, and continuing to remodel our stores on a market-by-market basis to our 2010 store format, which is generating a strong, positive customer response.”

He added, “We plan to open between 125 to 135 new stores this year, and we’ll have more than 1,000 stores operating under our new 2010 format by the end of 2004.”

Board of Directors Announcements

The board of directors today announced the following additions and changes:

•	Nicholas F. Taubman, the Company's former Chairman and Chief Executive Officer will rejoin the board of directors
•	Stephen M. Peck, General Partner of the Wilderness Partners, LLP, was appointed lead director. Peck joined the Company’s board in January 2002.
•	In conjunction with Peck's appointment, John M. Roth, Partner of Freeman Spogli & Co., stepped down as lead director, a position he has held since February 2003.
•	The Company’s board of directors appointed Carlos A. Saladrigas, Chairman of Premier American Bank, as chairman of the audit committee, replacing Stephen Peck. Saladrigas joined the board in May 2003.

Castellani stated, “I am delighted that Nick Taubman has returned to our board of directors. Nick had the vision and the determination to lead Advance Auto Parts from a small regional chain of automotive and home stores to the industry powerhouse it is today. Nick’s vast industry knowledge will be a tremendous help to our leadership team, as we continue to move aggressively on our growth plans.”

“We would like to thank John Roth for his leadership and guidance as lead director during the past year,” he added. “His insight and business acumen have truly helped the Advance Auto Parts team build a strong foundation for the future. John will continue to have a positive impact on our Company as an active participant on our board.

“We look forward to the contributions that Stephen Peck will make as lead director,” continued Castellani. “Stephen’s achievements and reputation in the investment community are well known. We are privileged to have someone with his impeccable credentials serving in this leadership position on our board.”

Investor Conference Call

The Company will host a conference call today, February 18, 2004, at 5:00 p.m. Eastern Standard Time to discuss its fourth quarter and fiscal year results. To listen to the live webcast, please log on to http://www.advanceautoparts.com. The call will be archived on the Company’s website http://www.advanceautoparts.com until February 19, 2005.

Headquartered in Roanoke, Va., Advance Auto Parts is the second largest retailer of automotive parts in the United States. At January 3, 2004, the Company had 2,539 stores in 39 states, Puerto Rico and the Virgin Islands. The Company serves both the do-it-yourself and professional installer markets.

Certain statements contained in this news release are forward-looking statements. These statements discuss, among other things, expected growth, store development and expansion strategy, business strategies, future revenues and future performance, including our future free cash flow and earnings per share. These forward-looking statements are subject to risks, uncertainties and assumptions including, but not limited to, competitive pressures, demand for the Company’s products, the market for auto parts, the economy in general, inflation, consumer debt levels, the weather, and other risk factors listed from time to time in the Company’s filings with the Securities and Exchange Commission. Actual results may materially differ from anticipated results described in these forward-looking statements. The Company intends these forward-looking statements to speak only as of the time of the news release and does not undertake to update or revise them, as more information becomes available.

-Financial Tables To Follow-

Advance Auto Parts, Inc. and Subsidiaries
Consolidated Balance Sheets
(in thousands)

	January 3, 2004	December 28, 2002

Assets
Current assets:
Cash and cash equivalents	$11,487	$13,885
Receivables, net	84,799	102,574
Inventories, net	1,113,781	1,048,803
Other current assets	16,387	20,210

Total current assets	1,226,454	1,185,472

Property and equipment, net	712,702	728,432
Assets held for sale	20,191	28,346
Other assets, net	23,724	22,975

	$1,983,071	$1,965,225

Liabilities and Stockholders' Equity
Current liabilities:
Bank overdrafts	$31,085	$869
Current portion of long-term debt	22,220	10,690
Accounts payable	568,275	470,740
Accrued expenses	173,818	208,176
Other current liabilities	58,547	32,101

Total current liabilities	853,945	722,576

Long-term debt	422,780	724,832
Other long-term liabilities	75,102	49,461
Total stockholders' equity	631,244	468,356

	$1,983,071	$1,965,225

NOTE: These balance sheets do not include the footnotes required by generally accepted accounting principles for complete financial statements.

Advance Auto Parts, Inc. and Subsidiaries
Consolidated Statements of Operations
Thirteen Week Periods Ended
(in thousands, except per share data)

	January 3, 2004 ( a )

	GAAP	Merger and Integration Expenses		Comparable 2003

Net sales	$821,279	$-		$821,279
Cost of sales, including purchasing and warehousing costs	447,152	-		447,152

Gross profit	374,127	-		374,127
Selling, general and administrative expenses	314,720	(1,624	)(b)	313,096

Operating income	59,407	1,624		61,031

Other, net:
Interest expense	(5,351)	-		(5,351)
Loss on extinguishment of debt	(22)	-		(22)
Other income, net	82	-		82

Total other, net	(5,291)	-		(5,291)

Income from continuing operations before provision for
income taxes and loss on discontinued operations	54,116	1,624		55,740
Provision for income taxes	20,834	625	(c)	21,459

Income from continuing operations before loss
on discontinued operations	33,282	999		34,281
Discontinued operations:
Loss from operations of discontinued Wholesale Distribution
Network (including loss on disposal of $2,693)	(3,269)	-		(3,269)
Income tax benefit	(1,259)	-		(1,259)

Loss on discontinued operations	(2,010)	-		(2,010)

Net ncome	$31,272	$999		$32,271

Net income per basic share from:
Income from continuing operations	$0.45	$0.01		$0.46
Loss on discontinued operations	$(0.03)	$-		$(0.03)

	$0.42	$0.01		$0.43

Net income per diluted share from:
Income from continuing operations	$0.44	$0.01		$0.45
Loss on discontinued operations	$(0.03)	$-		$(0.03)

	$0.41	$0.01		$0.42

Average common shares outstanding ( d )	73,849	73,849		73,849
Dilutive effect of stock options	2,010	2,010		2,010

Average common shares outstanding - assuming dilution	75,859	75,859		75,859

(a)	Includes the 53rd week of operations for fiscal 2003.
(b)	Represents the merger and integration expenses associated with the integration of the Discount Auto Parts operations.
(c)	This adjustment reflects the tax impact for the items discussed above at a 38.5% effective tax rate.
(d)	Average common shares outstanding is calculated based on the weighted average number of shares outstanding for the period. At January 3, 2004, we had 73,884 shares outstanding as adjusted for the stock split.

NOTE: These preliminary statements of operations have been prepared on a consistent basis with previously presented statements of operations and do not include the footnotes required by generally accepted accounting principles for complete financial statements.

Advance Auto Parts, Inc. and Subsidiaries
Consolidated Statements of Operations
Fifty-Three Week Periods Ended
(in thousands, except per share data)

	January 3, 2004 ( a )

	GAAP	Merger and Integration and Extinguishment of Debt Expenses		Comparable 2003

Net sales	$3,493,696	$-		$3,493,696
Cost of sales, including purchasing and warehousing costs	1,889,178	-		1,889,178

Gross profit	1,604,518	-		1,604,518
Selling, general and administrative expenses	1,316,284	(10,417	)(b)	1,305,867

Operating income	288,234	10,417		298,651

Other, net:
Interest expense	(37,576)	-		(37,576)
Loss on extinguishment of debt	(47,288)	46,887	(c)	(401)
Other income, net	341	-		341

Total other, net	(84,523)	46,887		(37,636)

Income from continuing operations before provision for
income taxes and loss on discontinued operations	203,711	57,304		261,015
Provision for income taxes	78,424	22,062	(d)	100,486

Income from continuing operations before loss
on discontinued operations	125,287	35,242		160,529
Discontinued operations:
Loss from operations of discontinued Wholesale Distribution
Network (including loss on disposal of $2,693)	(572)	-		(572)
Income tax benefit	(220)	-		(220)

Loss on discontinued operations	(352)	-		(352)

Net ncome	$124,935	$35,242		$160,177

Net income per basic share from:
Income from continuing operations	$1.72	$0.48		$2.20
Loss on discontinued operations	$(0.01)	$-		$(0.01)

	$1.71	$0.48		$2.19

Net income per diluted share from:
Income from continuing operations	$1.68	$0.47		$2.15
Loss on discontinued operations	$(0.01)	$-		$(0.01)

	$1.67	$0.47		$2.14

Average common shares outstanding ( e )	72,999	72,999		72,999
Dilutive effect of stock options	1,744	1,744		1,744

Average common shares outstanding - assuming dilution	74,743	74,743		74,743

(a)	Includes the 53rd week of operations for fiscal 2003.
(b)	Represents the merger and integration expenses associated with the integration of the Discount Auto Parts operations.
(c)	This adjustment reflects the deferred loan costs, unamortized discounts and the premiums paid upon the complete repurchase and retirement of our outstanding bonds during the first quarter of 2003.
(d)	This adjustment reflects the tax impact for the items discussed above at a 38.5% effective tax rate.
(e)	Average common shares outstanding is calculated based on the weighted average number of shares outstanding for the period. At January 3, 2004, we had 73,884 shares outstanding as adjusted for the stock split.

NOTE: These preliminary statements of operations have been prepared on a consistent basis with previously presented statements of operations and do not include the footnotes required by generally accepted accounting principles for complete financial statements.

Advance Auto Parts, Inc. and Subsidiaries
Consolidated Statements of Operations
Twelve Week Periods Ended
(in thousands, except per share data)

	December 28, 2002

	GAAP	Merger and Integration and Extinguishment of Debt Expenses		Comparable 2002

Net sales	$689,195	$-		$689,195
Cost of sales, including purchasing and warehousing costs	378,628	-		378,628

Gross profit	310,567	-		310,567
Selling, general and administrative expenses	277,457	(9,090	)(a)	268,367

Operating income	33,110	9,090		42,200

Other, net:
Interest expense	(15,361)	-		(15,361)
Loss on extinguishment of debt	(2,616)	2,616	(b)	-
Expenses associated with secondary offering	(1,733)			(1,733)
Other income, net	164	-		164

Total other, net	(19,546)	2,616		(16,930)

Income from continuing operations before provision for
income taxes and loss on discontinued operations	13,564	11,706		25,270
Provision for income taxes	5,341	4,463	(c)	9,804

Income from continuing operations before loss
on discontinued operations	8,223	7,243		15,466
Discontinued operations:
Loss from operations of discontinued Wholesale Distribution
Network (including loss on disposal of $2,693)	647	-		647
Income tax benefit	251	-		251

Loss on discontinued operations	396	-		396

Net ncome	$8,619	$7,243		$15,862

Net income per basic share from:
Income from continuing operations	$0.11	$0.10		$0.21
Loss on discontinued operations	$0.01	$-		$0.01

	$0.12	$0.10		$0.22

Net income per diluted share from:
Income from continuing operations	$0.11	$0.10		$0.21
Loss on discontinued operations	$0.01	$-		$0.01

	$0.12	$0.10		$0.22

Average common shares outstanding ( d )	71,420	71,420		71,420
Dilutive effect of stock options	2,118	2,118		2,118

Average common shares outstanding - assuming dilution	73,538	73,538		73,538

(a)	Represents the merger and integration expenses associated with the integration of the Discount Auto Parts operations.
(b)	This adjustment reflects the current and deferred loan costs associated with the Company's refinancing of the tranche B term loan under its senior credit facility and reflects the ratable portion of deferred loan costs and the premium paid upon the repurchase and retirement of outstanding bonds.
(c)	This adjustment reflects the tax impact for the items discussed above at a 38.1% effective tax rate.
(d)	Average common shares outstanding is calculated based on the weighted average number of shares outstanding for the period. At December 28, 2002, we had 71,470 shares outstanding adjusted for the stock split.

NOTE: These preliminary statements of operations have been prepared on a consistent basis with previously presented statements of operations and do not include the footnotes required by generally accepted accounting principles for complete financial statements.

Advance Auto Parts, Inc. and Subsidiaries
Consolidated Statements of Operations
Fifty-Two Week Periods Ended
(in thousands, except per share data)

	December 28, 2002

	GAAP	Merger and Integration and Extinguishment of Debt Expenses		Comparable 2002

Net sales	$3,204,140	$-		$3,204,140
Cost of sales, including purchasing and warehousing costs	1,769,733	-		1,769,733

Gross profit	1,434,407	-		1,434,407
Selling, general and administrative expenses	1,238,056	(35,532	)(a)	1,202,524

Operating income	196,351	35,532		231,883

Other, net:
Interest expense	(77,081)	-		(77,081)
Loss on extinguishment of debt	(16,,822)	16,822	(b)	-
Expenses associated with secondary offering	(1,733)			(1,733)
Other income, net	963	-		963

Total other, net	(94,673)	16,822		(77,851)

Income from continuing operations before provision for
income taxes and loss on discontinued operations	101,678	52,354		154,032
Provision for income taxes	39,530	20,235	(c)	59,765

Income from continuing operations before loss
on discontinued operations	62,148	32,119		94,267
Discontinued operations:
Loss from operations of discontinued Wholesale Distribution
Network (including loss on disposal of $2,693)	4,691	-		4,691
Income tax benefit	1,820	-		1,820

Loss on discontinued operations	2,871	-		2,871

Net ncome	$65,019	$32,119		$97,138

Net income per basic share from:
Income from continuing operations	$0.89	$0.46		$1.35
Loss on discontinued operations	$0.04	$-		$0.04

	$0.93	$0.46		$1.39

Net income per diluted share from:
Income from continuing operations	$0.86	$0.44		$1.30
Loss on discontinued operations	$0.04	$-		$0.04

	$0.90	$0.44		$1.34

Average common shares outstanding ( d )	70,098	70,098		70,098
Dilutive effect of stock options	2,278	2,278		2,278

Average common shares outstanding - assuming dilution	72,376	72,376		72,376

(a)	Represents the merger and integration expenses associated with the integration of the Discount Auto Parts operations.
(b)	This adjustment reflects the current and deferred loan costs associated with the Company's refinancing of the tranche B term loan under its senior credit facility and reflects the ratable portion of deferred loan costs and the premium paid upon the repurchase and retirement of outstanding bonds.
(c)	This adjustment reflects the tax impact for the items discussed above at a 38.7% effective tax rate.
(d)	Average common shares outstanding is calculated based on the weighted average number of shares outstanding for the period. At December 28, 2002, we had 71,470 shares outstanding adjusted for the stock split.

NOTE: These preliminary statements of operations have been prepared on a consistent basis with previously presented statements of operations and do not include the footnotes required by generally accepted accounting principles for complete financial statements.

Advance Auto Parts, Inc. and Subsidiaries
Consolidated Statements of Cash Flows
Fifty-Three and Fifty-Two Week Periods Ended
(in thousands, except per share data)

	January 3, 2004 ( a )	December 28, 2002

Cash flows from operating activities:
Net income	$124,935	$65,019
Depreciation	100,737	94,090
Loss on extinguishment of debt	47,288	16,822
Provision for deferred income taxes	53,742	51,426
Other non-cash adjustments to net income	17,410	22,409
Decrease (increase) in :
Receivables, net	17,775	(6,610)
Inventories, net	(64,893)	(69,481)
Other assets	(7,216)	(9,824)
Increase (decrease) in :
Accounts payable	97,535	41,699
Accrued expenses	(27,985)	34,110
Other liabilities	(3,407)	3,336

Net cash provided by operating activities	355,921	242,996
Cash flows from investing activities:
Purchases of property and equipment	(101,177)	(98,186)
Acquisitions, net of cash acquired	-	(13,176)
Proceeds from sales of property and equipment	15,703	33,357

Net cash used in investing activities	(85,474)	(78,005)
Cash flows from financing activities:
Increase (decrease) in bank overdrafts	30,216	(33,879)
Early extinguishment of debt	(647,462)	(464,991)
Net borrowings under the credit facility	353,300	241,700
Payment of debt related costs	(38,330)	(10,955)
Proceeds from the exercise of stock options	25,407	17,369
Proceeds from the issuance of common stock	-	88,658
Other net financing activities	4,024	(7,125)

Net cash used in financing activities	(272,845)	(169,223)

Increase in cash and cash equivalents	(2,398)	(4,232)
Cash and cash equivalents, beginning of period	13,885	18,117

Cash and cash equivalents, end of period	$11,487	$13,885

(a)	Includes the 53rd week of operations for fiscal 2003.

NOTE: These preliminary statements of cash flows have been prepared on a consistent basis with previously presented statements of cash flows and do not include the footnotes required by generally accepted accounting principles for complete financial statements.

Advance Auto Parts, Inc. and Subsidiaries
Supplemental Financial Schedules
Fifty-Three and Fifty-Two Week Periods Ended
(in thousands)

	January 3, 2004	December 28, 2002

Cash flows from operating activities	$355,921	$242,996
Cash flows from investing activities	(85,474)	(78,005)

Free cash flow	270,447	164,991
Payment of debt costs associated
with early redemption (a)	(36,895)	-

Free cash flow, as adjusted	$233,552	$164,991

(a)	Represents the cash expense associated with the early redemption of the high interest bearing notes and debentures in the first quarter of 2003.